Exhibit 10.1

                                 PROMISSORY NOTE

$35,842,027.00                                                     June 16, 2004
                                                      Philadelphia, Pennsylvania

FOR VALUE RECEIVED, SOFFER/CHERRY HILL PARTNERS, LIMITED PARTNERSHIP, a Florida limited partnership (the "Maker"), promises to pay to the order of ORION CASINO CORPORATION, a Nevada corporation (the "Payee"), the principal sum of Thirty-Five Million Eight Hundred Forty-Two Thousand Twenty-Seven and 00/100 Dollars ($35,842,027.00) (the "Note Amount") in lawful money of the United States of America and to pay interest in like money from the date hereof on the unpaid balance hereof at the rates, in the amounts and at the times set forth below.

1.   PAYMENTS OF PRINCIPAL AND INTEREST:

     1.1  Payments before Maturity:

     (a)  Principal.

          (i) An installment of principal in the amount of $483,205.48 shall be made on or before March 1, 2009 (the "Section 1.1(a)(i) Installment").

          (ii) The remaining principal of (and interest on) this Note shall be paid in full, in the amounts described in paragraphs (a), (b), and (c) of
Section 1.2 below, upon the occurrence of a sale of all of the Maker's ownership interests in Turnberry Cherry Hill, LLC ("TCH") or a sale by TCH of all of its real estate in a bona fide, arm's length transaction to a third party who is not a partner or Affiliate (as defined in Scheduled I attached to this Note) of the Maker, a partner of any such partner or an Affiliate of any partner of any partner of the Maker, or, at the option of the Payee, upon any earlier sale of all of the assets of the Maker to a partner or Affiliate of the Maker, a partner of any such partner or an Affiliate of any partner of any partner of the Maker or dissolution of the Maker.

          "Distributable Cash" means, for any period for which the same is being determined, the excess, if any, of (1) the sum of (x) the gross cash receipts of the Maker during such period (including, without limitation, distributions from TCH), proceeds of the sale or exchange of any capital asset or of all or substantially all of the Maker's assets, proceeds of a condemnation, recovery of damage awards or insurance proceeds, and proceeds of any borrowing, mortgage, or refinancing), (y) all cash contributed during such period to the Maker by its partners ("Partners"), and (z) any amount released during such period from any reserves maintained by the Maker, over (2) the sum of (x) all cash expenditures and disbursements of all kinds of the Maker during such period, including payments of interest and principal on the Maker's borrowings (except, in the case of this Note, excluding payments of Participation Interest, Default Interest, principal and late charges but including any payment to the Payee under Section 7 hereof) and including disbursements for operating expenses, general and administrative expenses, capital expenditures (including amounts contributed in connection with the purchase and ownership of the Cherry Hill Property (as defined in Schedule I to this Note) and other costs incidental to the business or management of the Maker, and (y) amounts added during such period to, or set aside during such period for, a reserve for working capital,

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contingencies,  replacements or capital expenditures of the Maker; provided that in no event shall Distributable Cash be reduced by (i) distributions or other amounts paid to Partners of the Maker or their Affiliates (except for fees for services to the extent approved in writing by the Payee) or (ii) Prohibited Expenditures (as defined in Schedule I to this Note).

          (iii) The principal of this Note may be prepaid in full or part prior to the Maturity Date (as defined in Section 1.2) without the written consent of the Payee.

          (iv) The principal of this Note shall be required to be prepaid (a "Mandatory Prepayment") if (A) any dividend or distribution shall be declared or paid by Palm Beach Empress, Inc., a Delaware corporation ("PBE"), on shares in PBE owned by Raymond Parello ("Parello") or his heirs, administrators, executors or assignees, to the extent of 100% of each dividend and distribution on such shares so declared or paid, or (B) Parello or his heirs, administrators, executors or assignees shall sell any such shares in PBE, to the extent of 100% of the net proceeds of any such sale, or (C) prior to July 31, 2005 or January 31, 2006, as applicable, there is a sale or other disposition of the El Rancho Property (as defined in that certain Agreement (the "El Rancho Agreement") of even date herewith by and among Turnberry/Las Vegas Boulevard, L.L.C., Turnberry/Las Vegas Boulevard, L.P. and Payee) or a sale or other disposition of the direct or indirect ownership interests in Turnberry/Las Vegas Boulevard, L.L.C., and as a result thereof a payment is due to Payee pursuant to the El Rancho Agreement; provided, however, that Maker's liability for Mandatory Prepayments shall be non-recourse to Maker or Maker's assets except to the extent provided in Section 10 below.

     (b) Interest. Interest shall accrue hereunder monthly (but, except as provided in Section 1.1(c) below, will only be payable from Distributable Cash), from the date any payment is due, on the amount of such payment at the annual rate of 18%. In addition to the foregoing, the Maker shall pay to the Payee participation interest ("Participation Interest") as follows: Participation Interest shall be paid to the Payee from time to time in an amount equal to seven and one-half percent (7.5%) of the Maker's Distributable Cash; and the Maker will not make any distributions to its Partners except, if no Event of Default under Section 5.1(a) exists, concurrently with making each such Participation Interest payment and any other payments due and payable under this Note, the remaining 92.5% of such Distributable Cash may be distributed to Partners.

     (c) Determination of Distributable Cash. Except for the Section 1.1(a)(i) Installment and interest on any unpaid portion thereof after such portion is due and except for Mandatory Prepayments under Section 1.1(a)(iv), payments of principal, interest and Participation Interest under Sections 1.1(a) and 1.1(b) shall be made to the Payee from time to time as and when Distributable Cash is determined (which determination shall be made not less frequently than annually) by the general partner of the Maker, but, in no event shall such payments be made less frequently than whenever a distribution is made by the Maker to its Partners, until this Note shall have been paid in full. An annual reconciliation between any amounts paid during each calendar year and any amount due for such calendar year shall be made on or before February 28 of the year immediately subsequent to the subject calendar year and also on and as of the Maturity Date. The Maker will provide to the Payee on or before January 31 of each year, beginning January 31, 2005, such financial information as is reasonably necessary or requested by the Payee to reconcile the actual principal, interest and/or Participation

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Interest  due for the  previous  calendar  year  against the  amount(s)  thereof calculated by the Maker quarterly as aforesaid. If the reconciliation discloses an excess or deficiency in the principal, interest or Participation Interest payments, if any, made with respect to the subject calendar year, then (x) in the event of an excess, the next payments due to the Payee by the Maker under this Note shall have credited against them the amount of the excess, and (y) in the event of a deficiency, the Maker shall pay to the Payee, within five business days after the Maker's receipt of the reconciliation, the full amount of the deficiency, together with interest at 15% per annum on the deficiency from January 15 until payment in full is received by the Payee.

     1.2  Payment Upon Maturity:

          Except as otherwise expressly provided in this Note, or any agreement or instrument securing payment of this Note (this Note and any such security agreement or instrument being herein collectively called the "Note Documents"), the entire unpaid principal balance of this Note, together with accrued but unpaid Participation Interest and all other interest, sums and costs payable by the Maker to the Payee pursuant to the terms of the Note Documents shall be due and payable on November 29, 2015 (such date, or any earlier date on which payment of the entire amount of this Note shall become due under Section 1.1(a) or by acceleration, being hereinafter called the "Maturity Date"), without presentment, notice or demand, as follows:

          Upon the Maturity  Date,  subject to the  subordination  provisions of
Section 11 hereof, the Maker's obligations under this Note shall be satisfied upon the payment of an amount equal to the sum of the following:

     (a) The Maker shall pay to the Payee any interest due but unpaid pursuant to Section 1.1(b), and any Participation Interest due but unpaid at such time.

     (b) The Maker shall pay to the Payee the outstanding principal amount of this Note and all accrued but unpaid interest due hereunder.

     (c) Any unpaid late payment charges and Default Interest due and unpaid under Sections 2 and 5.3 hereof.

          Notwithstanding any provision of this Note to the contrary, the Maker will not make any distributions to its Partners on or after the Maturity Date unless and until all amounts due to the Payee hereunder shall have been paid in full.

     1.3 Manner of Payment; Application of Payments: All payments and prepayments by the Maker under this Note shall be made by wire transfer to the Payee in accordance with wire transfer instructions provided by the Payee. Except for Mandatory Prepayments by or for the account of Parello out of the collateral securing payment of Mandatory Prepayments and prepayments required by the El Rancho Agreement (which shall be applied solely to payments of Mandatory Prepayments, and not, for example, to the Section 1.1(a)(i) Installment): (i) all payments and prepayments on or before March 1, 2009 shall be applied first to principal and until the principal amount of this Note has been paid in full; and (ii) all payments and prepayments after March 1, 2009 shall be applied to any interest accrued but unpaid on the Section 1.1(a)(i) Installment, then to the unpaid amount of the

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Section  1.1(a)(i)  Installment and then to principal until the unpaid principal of this Note has been paid in full.

2.   LATE CHARGE:

In the event that any interest of any type or principal under this Note is not paid when due at a time when the Maker shall make a distribution to its Partners in violation of any provision of Section 1.1(b) hereof, the Maker shall pay to the Payee a late charge in an amount equal to 4% of the principal and/or interest then due under this Note to cover the additional expense incident to such delinquency. This provision shall not be construed to obligate the Payee to accept any overdue installment or to limit the Payee's rights and remedies for the Maker's default as set forth in this Note.

3.   USURY LIMITATIONS:

Notwithstanding any provision of this Note to the contrary, the interest payable under this Note shall not in any event exceed the maximum rate of interest permitted to be charged under any applicable usury statute or regulation. If this Note is subject to a law which sets maximum interest charges and that law is finally interpreted so that the interest or other charges collected or to be collected under this Note exceeds the permitted limits, then (i) any such interest or other charges shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from the Maker which exceeded permitted limits will be refunded to the Maker. The Payee may choose to make such refund by reducing the principal owed under this Note or by making a direct payment to the Maker. If a refund reduces principal, the reduction will be treated as a partial prepayment without any prepayment charge under this Note.

4.   NOTE DOCUMENTS:

This Note has been issued and accepted on the terms and conditions of and is secured by the Note Documents, including, inter alia, a Pledge Agreement dated as of even date herewith (the "Pledge Agreement"), with respect to certain interests of Parello in PBE. Any failure by the Maker to comply with the terms, covenants or conditions of the Note Documents, or any of them, after the expiration of any applicable grace period, shall constitute an Event of Default under this Note.

5.   EVENTS OF DEFAULT:

     5.1 In addition to the default set forth in Section 4 above, any one or more of the following shall constitute an "Event of Default" under this Note:

     (a) Failure of the Maker to pay when due the Section 1.1(a)(i) Installment; or

     (b) If the Maker shall fail to pay any of the interest or principal due hereunder either (i) at a time when the Maker shall make a distribution to its Partners in violation of any provision of Section 1.1(b) hereof, unless such violation shall be cured within one (1) business day, or (ii) on the earlier of November 29, 2015, or the Maker's sale of all of its ownership interest in TCH; or

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     (c) Failure of the Maker to pay any other principal,  interest or other sum on the date when it is due under this Note if such failure shall continue without being fully cured for ten (10) days after notice thereof is given by the Payee to the Maker; or

     (d) The nonperformance by Parello of any provision of the Pledge Agreement, or the nonperformance by the Maker of, or noncompliance by the Maker with, any agreement, condition, covenant, provision or stipulation contained in this Note, if in any such case such nonperformance or noncompliance shall continue for a period of twenty (20) days after notice of such default is delivered to the Maker by the Payee, or if the default is a non-monetary default and is capable of being remedied but cannot reasonably be remedied within the twenty (20) day period, then the Maker or Parello, as applicable, shall have such additional time as is reasonably necessary to complete the remedy, but in no event greater than ninety (90) days from the date of the Maker's receipt of notice of the default, so long as the Maker or Parello commences remedial actions during the initial twenty (20) day period and diligently and vigorously prosecutes the remedy to completion during such ninety (90) day period; or

     (e) If any representation or warranty made by the Maker or Parello in the Note Documents shall be untrue in any material respect when made; or

     (f) If the Maker shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file a petition seeking any relief under any present or future statute, law or regulation, relating to bankruptcy or insolvency or shall file an answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding or shall seek or consent to or acquiesce in the appointment of any trustee or receiver of the Maker or any material part of its properties; or

     (g) If, within sixty (60) days after the commencement of any proceeding against the Maker seeking any relief under any present or future statute, law or regulation relating to bankruptcy or insolvency, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of the Maker, of any trustee or receiver of the Maker or of any material part of its properties, such appointment shall not have been vacated.

     5.2 If an Event of Default  specified in Section 5.1(a),  (b), (c), (d), or
(e) above shall exist, 100% of the Maker's Distributable Cash shall be applied to pay amounts due and payable under the Note Documents and no distributions shall be made to Partners of the Maker until all such amounts due to the Payee shall have been paid in full (whereupon distributions to the Partners may be made to the extent permitted by Section 1.1(b)(ii) of this Note). If any Event of Default shall exist, the Payee may forthwith, and without further delay undertake any one or more of the actions or remedies specified in the Pledge Agreement or other Note Documents or available at law or in equity, except that, subject to the next sentence, acceleration of payment of this Note prior to the Maturity Date shall not be a remedy available to the Payee. If an Event of Default specified in Section 5.1(a) or 5.1(b)(i) above shall exist which shall not have been cured within ten days after written notice of such Event of Default shall have been given to the Maker, then, subject to Section 11 hereof, the entire unpaid balance of the principal, any accrued but unpaid interest and all other sums evidenced by this Note (including but not limited to sums

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

payable at maturity under Section 1.2 calculated as if the date of acceleration were the Maturity Date hereunder), at the option of the Payee, shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

          In the event of the  occurrence  of an Event of Default  described  in
Section 5.1(d) above (other than such an Event of Default which resulted from an occurrence, event or act of a third person beyond the control of the Maker or of any partner or Affiliate of the Maker, a partner of any such partner or an Affiliate of any partner of any partner of the Maker) which has the effect of reducing the amount of Distributable Cash otherwise available to the Maker, the amount payable under this Note shall include, without limitation, seven and one-half percent (7.5%) of the amount of such reduction in Distributable Cash.

          All costs of collection of this Note and (if the Payee is the prevailing party) enforcement of the Note Documents incurred by the Payee, including reasonable attorneys' fees and court costs, shall be paid by the Maker and such payment shall be secured by the Pledge Agreement.

     5.3 In addition to the above-stated rates of interest, after an Event of Default described in Section 5.1(a), (b), or (c) shall continue to exist for a period of thirty (30) days, default interest ("Default Interest") on the amounts due and payable to the Payee hereunder shall accrue and be payable at a rate which is equal to fifteen percent (15%) per annum (the "Default Rate"). Default Interest at the Default Rate shall continue to accrue on any judgment entered on this Note until the judgment and interest and costs have been paid in full.

          The remedies of the Payee provided in this Note and in the Note Documents shall be cumulative and concurrent, and may be pursued singly, successively and together at the sole discretion of the Payee, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

6.   WAIVERS:

The Maker and all endorsers, sureties and guarantors waive presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note. Except as otherwise provided in Section 10 and 11 hereof, Liability under this Note shall be unconditional and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee.

7.   TAXES:

The Maker shall pay the cost of any revenue, tax or other stamps now or in the future required by law at any time to be affixed to this Note or any Note Document and if any such taxes shall be imposed with respect to debts evidenced or secured by the Note Documents, or with respect to notes evidencing such debts, the Maker agrees to pay such taxes or to reimburse the Payee upon demand the amount of such taxes paid by the Payee, whether or not Distributable Cash then exists.

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8.   JURISDICTION:

The Maker irrevocably consents to the non-exclusive jurisdiction of any of the courts of the State of New Jersey and Delaware and of any federal courts located therein and agrees that the Payee may bring suit against the Maker in any of such courts. The Maker also waives the right to bring any counterclaims against the Payee in any suit or action in any court of law or equity in which the Payee and the Maker are adverse parties.

9.   MISCELLANEOUS:

     9.1 Successors and Assigns. The words the "Payee" and the "Maker" whenever occurring herein shall be deemed and construed to include the respective successors and assigns of the Payee and the Maker.

     9.2 Governing Law. This instrument is made in and shall be construed in accordance with and governed by the substantive laws of the State of Nevada without reference to conflict of laws principles.

     9.3 Notices: All notices permitted or required under this Note shall be in writing, and shall be (a) sent by registered or certified mail, postage prepaid,
(b) sent by a national overnight courier service, (c) sent by facsimile transmission (with electronic confirmation), or (d) hand delivered, addressed to the addressee at the addresses set forth below:

         If to the Maker:     Soffer/Cherry Hill Partners, Limited Partnership
                              19495 Biscayne Boulevard, Suite 400
                              Aventura, FL 33180
                              Attention: Legal Department
                              Fax: (305) 933-5535

         with copies to:      Jack J. Kessler
                              Buchanan Ingersoll
                              One Oxford Centre, 20th Floor
                              301 Grant Street
                              Pittsburgh, PA  15219
                              Fax:  (412) 562-1041

         If to Payee:         Orion Casino Corporation
                              c/o ITG Vegas, Inc.
                              One East 11th Street, Suite 500
                              Riviera Beach, FL  33404
                              Attention: Mr. Francis W. Murray
                              Fax: (561) 845-1201

         with a copy to:      David S. Petkun, Esquire
                              Cozen and O'Connor
                              1900 Market Street
                              Philadelphia, PA 19103
                              Fax: (215) 665-2013

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or at such other  address as the  addressee  may  designate  by notice  given in accordance with this paragraph.

          Notices shall be deemed received by the addressee (a) if sent by mail, two business days after properly delivered to the U.S. Postal Service, (b) if sent by overnight courier, one business day after delivered to the overnight courier service, (c) if transmitted by facsimile, upon proper transmission to the addressee, and (d) if hand delivered, upon delivery.

10.  NON-RECOURSE LIABILITY OF MAKER'S PARTNERS:

No Partner of the Maker shall be personally liable for any of the indebtedness evidenced by this Note except to the extent of distributions made in violation of Sections 5.2, 1.1(b) or 1.2. However, Parello is granting a security interest in his PBE stock, as provided in the Pledge Agreement, and Parello shall be liable to the extent of any distributions thereon or proceeds thereof received by Parello. In addition, Turnberry Development, L.L.C. has agreed that certain payments becoming due to it may be applied to the indebtedness evidenced by this Note, as set forth in Section 13 below, and Turnberry/Las Vegas Boulevard, L.L.C. and Turnberry/Las Vegas Boulevard, L.P. have agreed to make a mandatory prepayment of this Note under the circumstances described in Section 1.1(a)(iv) above.

11.  SUBORDINATION; ESTOPPEL:

     (a) The Payee hereby subordinates any claim, right or interest it may have in and to the assets of the Maker to the prior lien (if any) of the holder of any and all indebtedness which is incurred or to be incurred by the Maker or TCH to finance the acquisition, development, ownership and operation of the Cherry Hill Property (collectively "Project Financing"). Furthermore, except as expressly provided in the next sentence, the Payee hereby subordinates its rights to payment and satisfaction of this Note, excluding its right to payment of the Section 1.1(a)(i) Installment and Mandatory Prepayments under Section 1.1(a)(iv), to the prior indefeasible payment of all Project Financing. Notwithstanding the foregoing, the Payee shall be entitled to receive payments on this Note from time to time (i) so long as no default beyond applicable cure periods exists under the Project Financing and (ii) if and to the extent distributions by the Maker to its Partners are not prohibited by the documents governing the Project Financing, or are made with the consent of or waiver by the holder of the Project Financing. Within five (5) business days after any request by the Maker, the Payee shall confirm in writing its subordination to Project Financing as provided herein.

     (b) Within five (5) business days after any request by the Maker, the Payee shall execute customary estoppel certificates which confirm the status of the indebtedness evidenced by this Note and the absence of an Event of Default known to the Payee thereunder (or, if such is not the case, specifying the nature of any known Event of Default).

12.  REPRESENTATION AND WARRANTY.

     Maker hereby represents and warrants that it is the sole member of TCH.

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13.  SETOFF.

     In the event that Maker has not paid the Section 1.1(a)(i) Installment on or before June 1, 2008, then, except to the extent provided in the next sentence if Payee is in default on any interest payment under that certain Promissory Note dated February 24, 2004, in the principal amount of $5,000,000 (the "$5 Million Note"), made by Payee and payable to Turnberry Development, LLC, commencing with the June 1, 2008 interest payment due under the $5 Million Note, Payee shall be permitted to reduce and/or offset interest payments due under such Note by the unpaid amount of the Section 1.1(a)(i) Installment. If Payee has defaulted on (and failed to cure) one or more interest payments under the $5 Million Note, then Turnberry Development, LLC may elect to recover any unpaid interest amount by applying amounts otherwise payable to Payee in respect of the
Section 1.1(a)(i) Installment, thereby preventing Payee from exercising its offset rights hereunder, to the extent of the unpaid interest under the $5 Million Note.

                            [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS  WHEREOF,  the Maker has duly  executed this Note under seal the day and year first above mentioned.

                                   SOFFER/CHERRY HILL PARTNERS, LIMITED
                                   PARTNERSHIP, a Florida limited partnership

                                   By:  SOFFER/CHERRY HILL, LLC, a Florida
                                        limited liability company, its sole
                                        General Partner

                                        By:
                                           -------------------------------
                                           Jeffrey Soffer, Managing Member

ACKNOWLEDGED, solely for the purpose of
confirming its agreement with Section 13 hereof:

TURNBERRY DEVELOPMENT, LLC



By:
   --------------------------------------------------
Name:
     ------------------------------------------------
Title:
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                                   SCHEDULE I

                                   DEFINITIONS

"Affiliate" with respect to any person, shall mean any other person who (a) is a director, officer, manager, member, or employee of such person or of any Affiliate of such person, (b) directly or indirectly controls or controlled by or under direct or indirect common control with such person, (c) beneficially owns or holds, directly or indirectly, five percent (5%) or more of any class of voting securities of such person or any entity of which such person beneficially owns or holds, in the aggregate, directly or indirectly, 5% or more of any class of voting securities or (d) has the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the payee nor any person directly or indirectly controlled by the payee shall be deemed to be an Affiliate of the Maker solely by reason of its right to Participation Interest.

"Cherry Hill Property" means the real property located in Cherry Hill, New Jersey that is owned by TCH.

"Prohibited Expenditures" means expenditures made in connection with any transaction (including, without limitation, the purchase, sale or exchange of property, the rendering of any services or the payment of management fees or other amounts) with any Partner or employee of the Maker, TCH or any Affiliate of any of the foregoing, except that (i) TCH may retain the services of Maker or an Affiliate thereof to manage TCH, including management of all of the day-to-day business of TCH and all major management decisions, (ii) TCH may retain the services of Maker or an Affiliate thereof to provide pre-development, development, property management, sales, marketing, construction management or other specific services required by TCH provided that the entity so retained has the capability and competency to provide such services and the compensation therefor does not exceed that amount which TCH would otherwise pay for such services if it were to hire a non-affiliated third party to perform them; and further provided as to clauses (i) and (ii) that all compensation paid by TCH is solely for services actually rendered to TCH and that such compensation will be reduced by amounts (if any) paid or payable by TCH to any other Person for providing the same or overlapping services to TCH, (iii) any Partner, Maker or Affiliate of any of them may lend money to TCH, as reasonably necessary for TCH's business, at such interest rates and on such other terms as are not less favorable to TCH than could be obtained by TCH in an arm's length transaction with an unaffiliated lender, and (iv) TCH may employ persons who are or were employed by Maker or Affiliates of Maker (including use of individuals who are shared employees of TCH and Maker or their Affiliates at the same time) provided that the compensation payable by TCH does not exceed that amount which TCH would otherwise pay for such services if it were to hire persons who had no present or prior connection to Maker or any of their respective Affiliates and provided that in cases where an employee performs services for the benefit of TCH and Maker or any of their respective Affiliates, a fair allocation of the compensation expenses shall be made between such entities.